EXHIBIT 2.2

                           PURCHASE AND SALE AGREEMENT

                           (WITH ESCROW INSTRUCTIONS)

     THIS PURCHASE AND SALE AGREEMENT (WITH ESCROW INSTRUCTIONS) (this "Agreement") is made as of the 20th of March, 2000, by and between C & C Capital Investment, Inc., an Arizona corporation ("Seller"), and Ableauctions.com (Washington), Inc., a Washington corporation ("Buyer").

                                    RECITALS

     A. Seller is the owner of an auction-house commercial property located at 7303 East Earll Drive, Scottsdale, Maricopa County, Arizona (the "Property," as more specifically described below).

     B. Buyer desires to purchase the Property from Seller, and Seller desires to sell the Property to Buyer, through an escrow (the "Escrow") with Chicago Title Insurance Company ("Escrow Agent" or "Title Company," as applicable), all upon the terms and conditions set forth herein.

                                    AGREEMENT

     NOW, THEREFORE, in consideration of the obligations and undertakings hereinafter set forth, and in consideration of the sums to be paid by Buyer, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Seller and Buyer agree as follows:

                                    ARTICLE I

                        PURCHASE AND SALE OF THE PROPERTY

     Section 1.1. Purchase. For the consideration hereinafter set forth, but subject to the terms, provisions, covenants and conditions contained herein, Seller hereby agrees to sell and convey to Buyer, and Buyer agrees to purchase from Seller, all of the following (collectively, the "Property"):

          (a) the real property described on Exhibit A attached hereto and made a part hereof by reference (the "Land");

          (b) the existing buildings and other improvements, structures, parking facilities and fixtures owned by Seller and constructed, installed or located on the Land (collectively, the "Improvements"; the Land and the Improvements are sometimes hereinafter collectively referred to as the "Real Property");

          (c) all equipment and other tangible personal property owned by Seller (and not otherwise included in the sale of assets by Mesler's Auction House of Scottsdale, L.L.C., an



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     Arizona  limited  liability  company  ("Mesler's")  to Buyer) and  located, placed or installed on or about the Real Property and used in the operation thereof (the "Personal Property");

          (d) all right, title and interest of Seller in and to all contracts (not otherwise included in the sale of assets by Mesler's to Buyer), including, without limitation, all contracts for repair or maintenance and contracts for the provision of services (e.g., the maintenance of landscaping or mechanical systems), relating to the operation of the Real
     Property or the Personal Property, all of which existing as of the date hereof are listed on Exhibit B attached hereto (the "Contracts"), to the extent that they are assignable and provided they are accepted by Buyer, will be transferred to and assumed by Buyer;

          (e) all right, title and interest of Seller in and to all unexpired third-party warranties, guaranties and bonds (not otherwise included in the sale of assets by Mesler's to Buyer), including, without limitation, contractors' and manufacturers' warranties or guaranties, relating to the Real Property or the Personal Property, to the extent that they are assignable (the "Warranties");

          (f) all right, title and interest of Seller in and to all governmental permits, licenses, certificates and authorizations (not otherwise included in the sale of assets by Mesler's to Buyer), including, without limitation, certificates of occupancy, relating to the construction, use or operation of the Real Property or the Personal Property, to the extent that they are assignable (the "Permits"); and

          (g) any and all other easements, hereditaments and other rights appurtenant to the Real Property.

     Section 1.2. Purchase Price. The purchase price for the Property (the "Purchase Price") shall be Three Million Five Hundred Dollars ($3,500,000.00), to be paid as set forth below:

          (a) Buyer shall deposit via wire transfer in Escrow upon Closing (as hereinafter defined) One Million Two Hundred Thousand Dollars ($1,200,000.00) in immediately available funds, to be applied by Escrow Agent as set forth herein;

          (b) Assumption by Buyer of that certain Wrap-Around Promissory Note (the "Wrap Note"), dated July 24, 1998, in the original principal sum of One Million Sixty-Five Thousand Dollars ($1,065,000.00), wherein C&C Capital Investments, Inc., an Arizona corporation, is the Maker, and Lewis Hollander of Scottsdale, a California limited partnership, is the Payee, with an approximate remaining unpaid principal balance as of the date hereof of One Million Fifty Thousand Dollars ($1,050,000.00); and

          (c) The balance of the Purchase Price, by Buyer causing the issuance by Buyer's parent company, Ableauctions.com, Inc., a Florida corporation (the "Parent"), to Seller of a certificate for that number of shares of the Parent's common stock which is determined by dividing (i) the balance of the Purchase Price by (ii) eight (8).



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     Section 1.3. Escrow Agent; Title Company; Escrow Provisions

          (a) Seller and Buyer hereby appoint Chicago Title Insurance Company as the Escrow Agent for the transaction contemplated by this Agreement, with Escrow to be opened as of the date of signed acceptance by Escrow Agent of a fully executed original of this Agreement (the "Opening of Escrow").

          (b) Escrow Agent, acting in its capacity as a Title Insurance Company ("Title Company"), shall issue and underwrite the ALTA Owner's Extended Coverage Title Insurance Policy in accordance with this Agreement.

          (c) Escrow Agent, as the party designated as the person responsible for closing the transaction contemplated hereby within the meaning of
     Section 6045(a)(2)(A) of the Internal Revenue Code, shall file all necessary information, reports, returns and statements regarding this transaction as required by the Code, including, without limitation, any tax reports required pursuant to Section 6045 of the Code.

          (d) If Closing fails to occur because of Seller's default, Seller shall be liable for any expenses, fees or cancellation charges of Escrow Agent. If Closing fails to occur because of Buyer's default, Buyer shall be liable for any expenses, fees or cancellation charges of Escrow Agent. If Closing fails to occur for any other reason, including a termination by Buyer as allowed hereunder, Seller and Buyer shall each be liable for one-half of any reasonable and customary expenses, fees or cancellation charges of Escrow Agent.

          (e) The parties agree to the following general provisions regarding Escrow Agent's duties hereunder, provided that nothing set forth below shall in any way limit the Escrow Agent/Title Company's obligations otherwise set forth in this Agreement and/or attached Escrow Instructions.

               (i) For the purpose of closing adjustments and prorations (such as are addressed in Section 4.5 hereof) as of "Closing" or the "Closing Date," Escrow Agent shall consider that "Closing" and the "Closing Date" occur on the date that the instrument transferring title to the Real Property is delivered to Buyer and recorded.

               (ii) Funds due Seller shall be disbursed by the Escrow Agent by bank certified or cashier's check or by wire transfer pursuant to such instructions as Seller or Seller's counsel may provide in writing to Escrow Agent prior to or at Closing.

               (iii) Any change of this Agreement shall be given in writing signed by all parties hereto. In the event conflicting demands are made or notices served upon Escrow Agent with respect to the Escrow in a situation where this Agreement does not expressly grant one party or the other the exclusive right to direct the Escrow Agent or does not expressly specify the action to be taken by Escrow Agent, such that Escrow Agent is reasonably unsure how it is obligated to proceed, the parties hereto agree that Escrow Agent shall have the right at Escrow Agent's election to do either



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          or  both  of  the  following:   (i)  withhold  and  stop  all  further
          proceedings in, and performance of, the Escrow; or (ii) file a suit in interpleader in Maricopa County, Arizona and obtain an order from the court requiring the parties to interplead and litigate in such court their several claims and rights among themselves. In the event such interpleader suit is brought, Escrow Agent shall thereupon be fully released and discharged from all obligations to further perform any and all duties or obligations imposed upon Escrow Agent in the Escrow, and the parties jointly and severally agree to pay all reasonable costs, expenses, and reasonable attorneys' fees expended or incurred by Escrow Agent, the amount thereof to be fixed and a judgment therefor entered by the court in such suit.

               (iv) Except for Escrow Agent's breach of contract, negligence or willful misconduct or as provided under applicable law, Escrow Agent shall not be held liable for the identity, authority or rights of any person executing any document deposited in the Escrow, or for Seller or Buyer's failure to comply with any of the provisions of any agreement, contract or other instrument deposited in the Escrow, and Escrow Agent's duties hereunder shall be limited to the safekeeping of such money, instruments, or other documents received by Escrow Agent as escrow holder, and for the disposition of same in accordance with the written instructions accepted by Escrow Agent in the Escrow.

               (v) Except for Escrow Agent's breach of contract, negligence or willful misconduct, Seller and Buyer agree, jointly and severally, to pay on demand, as well as to indemnify and hold Escrow Agent harmless from and against, all costs, damages, judgments, attorneys' fees, expenses, obligations and liabilities which in good faith Escrow Agent may, consistent with this Agreement, reasonably incur or sustain in connection with or arising out of the Escrow.

               (vi) It is agreed by the parties to this Agreement that so far as Escrow Agent's rights and liabilities are concerned, this transaction is an escrow and not any other legal relation.

     Section 1.5. Title Insurance. Seller shall cause the Escrow Agent, in its capacity as a Title Insurance Company ("Title Company"), to issue at Closing, or to unconditionally commit at Closing to issue, an extended coverage owner's title insurance policy insuring Buyer's title to the Real Property in the amount of the Purchase Price (the "Owner's Policy"), subject only to the Permitted Exceptions as specified in Section 2.1(e). Seller shall pay the premium charge for that portion of the Owner's Policy attributable to standard coverage. Buyer shall pay the premium charge for the extended coverage portion of the Owner's Policy. If further endorsements are desired by Buyer, Buyer shall order same directly from Escrow Agent and shall undertake all actions and pay all additional premiums and all other costs in excess of those which would be required by the Title Company for a standard coverage Owner's policy.



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                                   ARTICLE II

                          INVESTIGATION OF THE PROPERTY

     Section 2.1. Title Report and Objections.

          (a) Seller shall cause Title Company to issue and deliver to Seller and Buyer a preliminary commitment for title insurance concerning the Real Property, together with copies of all instruments referred to therein which will remain as exceptions to title following Closing (the "Title Report"), within two (2) days following the Opening of Escrow (or as soon thereafter as Title Company may be able to provide such Title Report). The Title Report is to be preliminary to the Owner's Policy to be issued by Title Company. Buyer shall have until one business day before the Closing Date to advise Seller, in writing, either (i) that the condition of title to the Real Property as evidenced by the Title Report is acceptable; or (ii) to object to any easements, liens, encumbrances or other items, exceptions or requirements in the Title Report (collectively "Buyer's Title Objections"), except for (A) the Wrap-Around Deed of Trust and Assignment of Rents (the "Wrap Deed of Trust") securing the Wrap Note referred to in Section 1.2(b) and the American Savings Life Insurance Company Promissory Note and Deed of Trust wrapped thereby, and (B) matters (such as taxes and assessments not yet delinquent) which will be prorated between the parties at Closing. If Buyer shall not have notified Seller of Buyer's Title Objections within such time specified above, Buyer shall be deemed to have approved of the condition of title of the Real Property as shown by the Title Report.

          (b) Seller shall have one (1) business day after Seller's receipt of Buyer's Title Objections (if any) within which to cure any or all of Buyer's Title Objections.

          (c) If Seller shall not have cured all of Buyer's Title Objections, Buyer shall either: (i) waive, in writing, the curing of such Buyer's Title Objections as Seller shall have been unwilling or unable to cure and proceed to close this Agreement; or (ii) elect to terminate this Agreement by giving written notice to Seller, in which event this Agreement and the Escrow shall be deemed immediately terminated, and neither party shall have any liability or further obligation to the other.

          (d) If at any time prior to Closing Title Company shall issue a supplemental title report which discloses additional matters which render title unmarketable (other than matters created by or with the written consent of Buyer or arising as a result of any work performed by or other activities of Buyer regarding the Property), the provisions set forth above in this Section 2.1 shall govern the review, objection and objection resolution obligations of the parties with respect to such additional matters.

          (e) All matters which are either approved or deemed approved pursuant to this Section shall be referred to as the "Permitted Exceptions."



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     Section 2.2. Inspection of Property.

          (a) Buyer shall have from the Opening of Escrow until the Closing Date (the "Inspection Period") to investigate the Property and all matters relevant to its acquisition, development, usage, occupancy, operation or marketability, except for matters relating to title as provided in Section
     2.1 above. Such right of investigation shall include, without limitation, the right to review or to have made, at Buyer's expense, any surveys, architectural and engineering studies, environmental studies, soil borings and similar examinations, tests, studies and inspections of the Property as Buyer may deem necessary or appropriate (collectively, the "Inspections"). Buyer agrees to cause each Inspection report or study of the Property which is obtained from a third party to be addressed to and certified (if customarily certified) to Seller, at Buyer's expense, if Buyer does not proceed to Closing for any reason other than a default by Seller. Buyer shall and does hereby agree to repair any damage to the Property resulting from the Inspections and to indemnify, defend, protect and hold harmless Seller from any and all liabilities, claims, losses, costs, damages and expenses, including but not limited to court costs and attorneys' fees and any liens placed upon the Property, which may be incurred by Seller because of the Inspections. Any provision of this Agreement to the contrary notwithstanding, the indemnity of Buyer set forth in this Section shall survive Closing or any termination of this Agreement.

          (b) Seller agrees to cooperate reasonably with any such Inspections made by Buyer or at Buyer's direction, so long as such cooperation is at no expense to Seller, and to make Seller's books, records and files concerning the Property (exclusive of any confidential or proprietary information) reasonably available to Buyer at the offices of Seller in Phoenix, Arizona.

          (c) On or before the expiration of the Inspection Period as scheduled pursuant to Section 2.2(a) above, Buyer may provide Seller written notice setting forth Buyer's dissatisfaction with the Property or its condition for any reason whatsoever ("Buyer's Inspection Objections"). If Buyer expressly elects in such written notice to terminate this Agreement, this Agreement and Escrow shall terminate immediately, and neither party shall have any liability or further obligation to the other party. If no notice of termination or dissatisfaction is timely received by Seller, Buyer shall conclusively be deemed to have approved the condition of the Property, and this Agreement shall remain in full force and effect in accordance with its terms.

          (d) If Buyer provides notice of Buyer's Inspection Objections at least one (1) day prior to Closing and does not therein elect to terminate this Agreement, Seller shall have until the Closing to cure all of Buyer's Inspection Objections.

          (e) If Seller shall not have cured all of Buyer's Inspection Objections by the Closing, Buyer shall either: (i) waive, in writing, the curing of such Buyer's Inspection Objections as Seller shall have been unwilling or unable to cure and proceed to close this Agreement; or (ii) elect to terminate this Agreement and Escrow by giving written notice to



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     Seller,  in which  event this  Agreement  shall  terminate  immediately  as provided in Section 2.3 hereof. If Buyer fails to so provide such notice, Buyer shall conclusively be deemed to have elected to proceed to Closing rather than terminate.

     Section 2.3. Termination. Upon any termination by either of the parties hereto as expressly allowed under this Agreement, (a) Buyer shall deliver to Seller all Inspection studies and reports to Seller as provided in Section 2.2(a); (b) Buyer shall return to Seller any informative materials concerning the Property previously delivered by Seller to Buyer; and (c) the parties shall thereafter be relieved from any further liability to one another hereunder, except with respect to any obligations under this Agreement, including without limitation indemnity obligations of Buyer and Seller, which are expressly stated to survive any termination of this Agreement. A copy of any notice of termination allowed under this Agreement shall be sent to Escrow Agent by the party electing to terminate.

     Section 2.4. Estoppel Certificate. In connection with Buyer's assumption of the Wrap Note and Wrap Deed of Trust referenced in Section 1.2(b) and Section 2.1(a), Seller shall obtain and deliver to Buyer prior to Closing an estoppel certificate, in substance and form acceptable to Buyer, wherein the Seller and Payee of the Wrap Note each certifies to Buyer (i) the remaining unpaid principal balance of the Wrap Note as of a date no earlier than ten (10) days prior to the Closing Date, (ii) there is no default by Seller under any of the terms of the Wrap Note or the Wrap Deed of Trust, (iii) there are no outstanding or unpaid late fees under the Wrap Note or Wrap Deed of Trust, (iv) no late fees have been added to or are part of the unpaid principal balance of the Wrap Note (pursuant to Paragraph No. 5), or, if there are any such late fees which are part of the unpaid principal, the amount thereof is $ , (v) no default rate of interest is applicable to all or any portion of the paid or unpaid principal amounts owing under the Wrap Note, (vi) there is no assumption fee or any other cost or fee (other than the recording fee) relating to the assignment and assumption of the Wrap Note or Wrap Deed of Trust, (vii) the amount of the remaining unpaid principal balance of the American Savings Life Insurance Company Note (the "ASL Note") around which the Note is wrapped, (viii) there is no default under the ASL Note or the Deed of Trust securing such ASL Note, and the conveyance of the Property to Buyer will not constitute a default under the ASL Note or Deed of Trust, and (ix) Buyer shall have no personal liability under the Wrap Note and/or Wrap Deed of Trust. Provided such certificate is acceptable to Buyer, Buyer agrees to assume the Note and Deed of Trust at Closing, subject to and provided that the provisions of Paragraph No. 5 of the Wrap Note and the third paragraph of Paragraph No. 11 and Paragraph No. 16 of the Wrap Deed of Trust are and shall remain applicable to Buyer, its successors and assigns.

                                   ARTICLE III

                         WARRANTIES AND REPRESENTATIONS

     Section 3.1. Seller's Warranties and Representations Seller warrants and represents to Buyer (with the express understanding that Buyer is relying on each and all of such warranties and representations by Seller as a material and significant inducement to Buyer to enter into this Agreement) as follows:



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          (a) Authority. Seller is a corporation duly organized, existing and in good standing under the laws of the State of Arizona. Seller has the full right and authority to enter into this Agreement and consummate the transaction contemplated by this Agreement. All requisite action has been and will be taken by and on behalf of Seller in connection with the entering into of this Agreement, the instruments referenced herein and the consummation of the transaction contemplated hereby. The persons and/or entities signing this Agreement on behalf of Seller are authorized to do so. Seller shall furnish to Buyer such documentation to evidence such authority as Buyer shall reasonably request.

          (b) Consents; Binding Obligations. Any third-party approvals or consents which may be required for Seller to enter into this Agreement or to consummate the transaction contemplated hereby have been, or will prior to Closing be, obtained by Seller. This Agreement and all documents required hereby to be executed by Seller are and shall be valid, legally binding obligations of Seller, enforceable against Seller in accordance with their terms.

          (c) Property Matters.

               (i)  Seller  has  received  no notice of any,  and to the best of
          Seller's knowledge there are no, suits, arbitrations, claims, proceedings (including condemnation proceedings), governmental actions, or investigations pending or threatened against or affecting Seller or the Property;

               (ii) To the best of Seller's knowledge, there are no prescriptive easements or adverse claims by any person or persons (including but not limited to adjoining property owners) and, except as shown on a survey of the Property by Consulting Land Surveyors dated June 10, 1998, no encroachments onto or from the Property;

               (iii) Seller has received no notice of any, and to the best of Seller's knowledge there is no, alleged existing violation of any material governmental law, regulation, ordinance or code applicable to the Property.

               (iv) Seller has not sold, conveyed, assigned, leased or otherwise transferred or agreed to sell, convey, assign, lease or transfer, all or any part of the Property except to Buyer. There are no written or oral options agreements or rights of first refusal (to purchase or lease), leases, licenses or other agreements affecting all or any part of the Land and/or the Improvements;

               (v) Buyer acknowledges Seller has advised Buyer that (A) Buyer occupies the first floor of the Improvements subject to a City of Scottsdale (the "City") inspector's inspection notice and approval of temporary occupancy, (B) the second floor is subject to inspection by the City, (c) provided authorized representatives from Buyer and Seller (and Seller agrees it will make available its authorized representative upon request by Buyer) meet with the City Development Services



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          Department  promptly  after  the  Closing,  the City  will  issue  the necessary new documentation to Buyer for temporary occupancy of the first floor, (D) the second floor of the Improvements are not subject to occupancy until certain "tenant improvements" have been completed, and (E) additionally, the ceiling and interior walls of approximately 3,000 to 4,000 square feet of space on the first floor have not been completely finished. However, Seller warrants and represents that, to the best of its knowledge, the first floor Improvements, plumbing, HVAC system and equipment, the electrical system and equipment pertaining thereto, and all other utilities in and leading to the Improvements on the first floor are in good and operable working order and condition and that the bearing walls and roof of the Improvements are structurally sound and in good condition.

               (vi) The Contracts listed in Exhibit B hereto constitute all existing Contracts in effect (other than those included in the sale of assets by Mesler's to Buyer) which in any way pertain to or affect all or any part of the Property as of the date of this Agreement;

               (vii) Seller has received no notice from its insurers of any alleged existing defects or inadequacies in the Improvements which have materially affected the insurability of same or caused the imposition of extraordinary premiums therefor;

               (viii) To the best of Seller's knowledge, no portion of the Property is located in an area having special flood hazards;

For purposes of subsection 3.1(c), references to Seller's "knowledge" or "notice" mean to the knowledge of Harold Friend, the President of Seller. The foregoing warranties and representations are true as of the date hereof and shall be true as if made on the Date of Closing of Escrow.

     Section 3.2. Buyer's Warranties and Representations. Buyer warrants and represents to Seller (with the express understanding that Seller is relying on each and all of such warranties and representations by Buyer as an inducement to Seller to enter into this Agreement) as follows:

          (a) Authority. Buyer is a corporation duly organized, existing and in good standing under the laws of the State of Washington. Buyer has the full right and authority to enter into this Agreement and consummate the transaction contemplated by this Agreement. All requisite action has been and will be taken by Buyer in connection with the entering into this Agreement, the instruments referenced herein and consummating the transaction contemplated hereby. The persons and/or entities signing this Agreement on behalf of Buyer are authorized to do so. Buyer shall furnish to Seller such documentation to evidence such authority as Seller shall reasonably request.

          (b) Consents; Binding Obligations. Any third-party approvals or consents which may be required for Buyer to enter into this Agreement or to consummate the transaction contemplated hereby have been, or will prior to Closing be, obtained by Buyer. This Agreement and all documents required hereby to be executed by Buyer are and shall be valid, legally binding obligations of Buyer, enforceable against Buyer in accordance with their terms.

     Section 3.3. Seller's Operation of the Property.

          (a) Until the earlier of the Closing or the termination of this Agreement Seller agrees that Seller shall:

               (i) Not do anything which would impair the status of title as shown on the Title Report or undertake any alterations or work to the Property (other than ordinary repairs and maintenance);

               (ii) Operate and maintain the Property in substantially the same manner as heretofore, reasonable wear and tear and damage by fire or other casualty excepted, and timely pay all sales taxes related thereto;

               (iii) Not enter into any service contract which, following Closing, will be binding upon Buyer or the Property; and

               (iv) Not transfer or further encumber any of Seller's interest in the Property, except subject to the terms of this Agreement.

                                   ARTICLE IV

                                     CLOSING

     Section 4.1. Time of Closing. The Closing shall take place in the offices of Escrow Agent on March 20, 2000, unless otherwise agreed upon in writing by Seller and Buyer at their sole discretion.

     Section 4.2. Buyer's Obligation to Close. Buyer shall not be obligated to close hereunder unless each of the following conditions shall exist on the Closing Date:

          (a) Title Policy. The Title Company shall be prepared to issue (or prepared to unconditionally commit to issue) the Owner's Policy as described in Section 1.5, subject to (i) matters affecting Buyer (such as, for example, judgment or tax liens or qualification to do business), and
     (ii)  Permitted  Exceptions  and the other  matters  set  forth in  Section
     4.4(a).

          (b) Accuracy of Warranties and Representations. The warranties and representations made by Seller in Article III shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date.

          (c) Condition of Repair. Subject to the provisions of Section 3.1(c)(v), the Improvements and all systems thereof and the Personal Property shall be in the same good condition and repair as on the Opening of Escrow, ordinary wear and tear and damage by casualty (as addressed in Section 4.8) excepted.

          (d) Seller's Performance. Seller shall have performed all covenants and obligations and satisfied all conditions required by this Agreement to be performed or satisfied by Seller on or before the Closing Date.

     Section 4.3. Seller's Obligation to Close. Seller shall not be obligated to close hereunder unless each of the following conditions shall exist on the Closing Date: (a) no Buyer Event of Default (as defined in Section 5.2) shall have occurred and be continuing; (b) the representations and warranties made by Buyer in Article III shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date; (c) Buyer shall have performed all covenants and obligations and all conditions required by this Agreement to be performed or satisfied by Buyer on or before the Closing Date, and (d) the conditions of Section 6.14 are fully satisfied.

     Section 4.4. Closing Deliveries. At the Closing the following shall occur:

          (a) Seller shall deliver to Buyer a duly executed and acknowledged Affidavit of Property Value and Special Warranty Deed in form attached as Exhibit C (the "Deed") conveying good and marketable title to the Real Property to Buyer, subject only to (i) current (non-delinquent) taxes, assessments, improvement liens and similar matters to be prorated between the parties at Closing; and (ii) the "Permitted Exceptions" accepted by the Buyer pursuant to Section 2.1.

          (b) Buyer  shall pay to  Seller  the  Purchase  Price as  provided  in
     Section 1.2, subject to the adjustments described in Section 4.5.

          (c) Possession of the Property shall be delivered to Buyer.

          (d) Seller shall execute and deliver to Buyer and the Title Company an affidavit that evidences that Seller is exempt from the withholding requirements of Section 1445 of the Internal Revenue Code, in the form attached as Exhibit D.

          (e) Seller shall execute and deliver to Buyer a Bill of Sale and Assignment in form attached as Exhibit E, conveying to Buyer the Personal Property and the Warranties, Permits and Related Property (not otherwise transferred to Buyer pursuant to the sale of assets by Mesler's to Buyer), and shall deliver to Buyer the originals of any Warranties or Permits in Seller's possession.

          (f) Seller and Buyer shall execute and deliver an Assignment and Assumption of the Wrap Note referenced in Section 1.2(b) and the Wrap Deed of Trust (dated July 24,

     1998, recorded on July 24, 1998 at Recorder's No. 98-0639755, records of Maricopa County, Arizona, in the form attached as Exhibit F.

          (g) Seller and Buyer shall execute and deliver an Assignment and Assumption of the Contracts being assigned, in form attached as Exhibit G. Seller shall also deliver to Buyer originals, to the extent in Seller's possession, of all such assigned contracts.

          (h) Seller shall execute and deliver a certified Resolution(s) of all of the Seller's shareholders and directors, in form acceptable to Buyer, authorizing and directing the Seller to sell and convey the Property to Buyer, and authorizing and directing Harold Friend, as President of Seller, to execute and deliver this Agreement, the Special Warranty Deed, and any and all other instruments required to be delivered by Seller to Buyer pursuant to the terms of this Agreement. Seller's counsel, Mitchell C. Laird, shall execute and deliver to Buyer an opinion letter opining that Seller, and that Harold Friend as President of the Seller, are fully authorized and empowered to sell and convey the Property to Buyer and that upon Closing the conveyance of the Property to Buyer is and shall be legal, valid and binding and enforceable against Seller in accordance with the terms of this Agreement.

          (i) Seller  shall  deliver  the  estoppel  certificate  referenced  in
     Section 2.4.

          (j)  Seller  shall  execute  and  deliver  a  Certificate  in the form
     attached   as   Exhibit   H   pertaining   to   Seller's   warranties   and
     representations.

          (k) Buyer shall deliver into Escrow, for delivery to Seller, at Closing, a certificate for the shares of stock (the "Share") of Buyer's Parent as specified in Section 1.2(c), with the following legend affixed thereto:

     "THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER UNITED STATES FEDERAL OR STATE SECURITIES LAWS AND MAY NOT BE OFFERED FOR SALE, SOLD OR OTHERWISE TRANSFERRED OR ASSIGNED FOR VALUE, DIRECTLY OR INDIRECTLY, NOR MAY THE SECURITIES BE TRANSFERRED ON THE BOOKS OF THE CORPORATION, WITHOUT REGISTRATION UNDER ALL APPLICABLE UNITED STATES FEDERAL OR STATE SECURITIES LAWS OR COMPLIANCE WITH AN APPLICABLE EXEMPTION THEREFROM, SUCH COMPLIANCE, AT THE OPTION OF THE CORPORATION, TO BE EVIDENCED BY AN OPINION OF THE HOLDER'S COUNSEL, IN FORM ACCEPTABLE TO THE CORPORATION, THAT NO VIOLATION OF SUCH REGISTRATION PROVISIONS WOULD RESULT FROM ANY PROPOSED TRANSFER OR ASSIGNMENT."

          (l) After Closing, the Seller agrees that it will not sell, assign, pledge, give, transfer, or otherwise dispose of the Shares or any interest therein, or make any offer or attempt to do any of the foregoing, except pursuant to a registration of the Shares under the United States Securities Act of 1933 (the "Securities Act") and all applicable state securities laws or in a transaction that is exempt from the registration provisions of the Securities Act and all applicable state securities laws.

Any attempted sale, assignment, or other transfer of the Shares without compliance with the provisions of this Agreement will be void, and the provisions of Section 4.4(k), (l) and (m) shall survive the Closing.

          (m) Seller shall deliver an Accredited Investor Questionnaire in the form of Exhibit I.

          (n) See Exhibit J attached hereto for piggy back registration rights.

          (o) Seller shall deliver to Buyer state and city transaction privilege sales tax clearances with respect to Seller's receipts from the Property which are subject to sales or transaction privilege taxes.

     Section 4.5. Closing Adjustments. The funds delivered by Buyer at Closing pursuant to Section 1.2 shall be subject to adjustment as of the Closing Date in accordance with the following provisions:

          (a) Taxes and Assessments. Current (non-delinquent) taxes, assessments, improvement liens and similar matters affecting the Property shall be prorated between Seller and Buyer as of the Closing Date based upon the current year's assessed valuation established by the Maricopa County Assessor and the 1999 tax rate, and Seller and Buyer agree that there shall be no post-Closing re-proration of any such charges.

          (b) Utilities. To the extent possible, the parties shall cause all utility meters to be read on the day preceding the Closing Date and transferred to Buyer as of the Closing Date. Seller shall be responsible for the payment of all utility charges incurred prior to the Closing Date, and Buyer shall assume and pay all charges incurred from and after the Closing Date. Any utility company deposits shall be and remain the property of Seller.

          (c) Contracts. Amounts payable under any of the Contracts assigned to and assumed by Buyer hereunder shall be prorated as of the Closing Date.

          (d) Liens and Encumbrances. Seller shall pay at Closing an amount sufficient to obtain the release of the Property from any and all existing financing liens and any other monetary encumbrance or lien upon the Property (other than the Wrap Deed of Trust and the ASL Deed of Trust).

          (e) Closing Costs. Seller shall pay the premium for the Owner's Policy as set forth in Section 1.5 hereof, one-half (1/2) of the escrow fees, the cost of recording any instruments required to discharge any liens or encumbrances against the Property which Seller is obligated hereunder to discharge, the fees and expenses of Seller's attorneys, and Seller's other customary closing costs. Seller also shall pay any Assumption Fee charged with respect to the Wrap Note and/or Wrap Deed of Trust. Buyer shall pay for recording the Deed, the entire cost of the extended coverage or special endorsements to the Owner's Policy requested by Buyer, the fees and expenses of Buyer's attorneys, one-half (1/2) of the escrow fees, and Buyer's other customary closing costs.

     Section 4.6. Settlement Statement. At the Closing, Seller and Buyer shall execute a closing settlement statement to reflect the credits, prorations and adjustments contemplated by or specifically provided for in this Agreement.

     Section 4.7. Eminent Domain. If prior to the Closing the entire Property or any portion thereof shall be taken by any governmental authority under a power of eminent domain, or if a suit relating thereto shall be filed or overtly threatened, then this Agreement shall terminate as provided in Section 2.3.

     Section 4.8. Casualty; Risk of Loss. All risk of loss with respect to the Property shall be Seller's until the Closing. However, if the Property shall be damaged by fire or other casualty prior to Closing to the extent that it will require $50,000 or more to repair such damage, as determined by an adjustor reasonably acceptable to Buyer and Seller (such determination being the "Repair Estimate"), then Buyer shall elect, by written notice to Seller within two (2) business days following Buyer's receipt of the Repair Estimate and all applicable information in the insurance policy, either to (i) proceed to Closing, whereupon (A) Seller shall assign to Buyer Seller's right to receive any casualty insurance proceeds payable as a result of such casualty damage, up to the amount of the Repair Estimate, (B) Seller shall pay to Buyer any amount, up to the deductible amount on Seller's casualty policy, by which the Repair Estimate exceeds the insurance proceeds, and (c) Buyer shall not then be able to seek any other damages or compensation from Seller; or (ii) terminate this Agreement, in which event this Agreement shall terminate as provided in Section
2.3. If Buyer fails to so provide such notice, Buyer shall conclusively be deemed to have elected to terminate this Agreement, which termination shall occur as provided in Section 2.3. In the event of any casualty resulting in damage that will require less than $50,000 to repair, the parties at Buyer's option shall proceed to Closing, whereupon (X) Seller shall assign to Buyer Seller's right to receive any casualty insurance proceeds payable as a result of such casualty damage, up to the amount of the Repair Estimate, (Y) Seller shall pay to Buyer the applicable deductible amount and any uninsured portion of such damage, and (Z) Buyer shall not then be able to seek any other damages or compensation from Seller. Notwithstanding the foregoing, all risk of loss as to the Property shall remain with Seller until Closing.

                                    ARTICLE V

                                BREACH; REMEDIES

     Section 5.1. Breach by Seller. Time is of the essence of Seller's obligations hereunder. If Seller, by reason of any breach or default by Seller, materially fails to comply with any of its obligations hereunder and such failure shall continue for five (5) days after Seller's receipt of written notice from Buyer of such breach or default, then Buyer, at Buyer's option, shall be entitled to either (1) terminate this Agreement by written notice to Seller, in which event this Agreement shall terminate as provided in Section 2.3, or (2) waive such breach and proceed to Closing. Buyer hereby waives all right Buyer may have to seek any other remedy Buyer may have at law or in equity, except that Buyer shall have the right to seek (a) specific performance of the conveyance of the Property against Seller; or (b) damages, but only to the extent specific performance is not available due to the act of Seller. If Buyer seeks specific performance of the conveyance of the Property, Seller's sole obligation, if such specific performance is awarded, shall be to convey the Property as provided in Section 4.4 hereof upon tender by Buyer of the Purchase Price, and under no circumstances shall Seller be obligated or required to otherwise cure any defaults, expend any moneys, secure any permits or approvals, change the condition of the Property or restore the Property, or take any other action whatsoever, except as required under this Agreement. In no event shall Buyer be entitled to obtain monetary damages for Seller's breach of this Agreement (other than an award of Buyer's reasonable attorneys' fees and costs as described in Section 6.14 below or as provided in clause (b) above).

     Section 5.2. Breach by Buyer. Time is of the essence of Buyer's obligations hereunder. If (a) a Buyer Event of Default (as defined below in this section) occurs or (b) Buyer otherwise fails to complete the acquisition on the Closing Date as herein provided by reason of any breach or default by Buyer, Seller shall be entitled to terminate this Agreement by written notice to Buyer, in which event Seller shall be entitled to receive Ten Thousand Dollars
($10,000.00) as liquidated damages, and this Agreement shall terminate as provided in Section 2.3. The parties hereby agree that it would be difficult or impossible to determine Seller's actual damages, and that, under the circumstances of the parties' desired abnormally accelerated Closing, $10,000.00 is a fair and reasonable estimate of the total detriment that Seller would suffer in the event of Buyer's default hereunder. "Buyer Event of Default" shall mean the occurrence of any of the following events:

          (i) Buyer shall fail to pay or deposit any monies or deliver the certificate for Shares of stock in accordance with this Agreement by the stated due date (and provided Buyer has not elected to terminate this Agreement as herein provided);

          (ii) Buyer shall fail to fully and timely perform any of Buyer's obligations (other than monetary obligations as provided in (i) above) arising under this Agreement and such failure shall continue for five (5) days after Buyer's receipt of written notice from Seller of such default;

          (iii) Buyer shall (A) voluntarily be adjudicated a bankrupt or insolvent; (B) seek, consent to or not contest the appointment of a receiver or trustee for itself or for all or any part of its property; (c) file a petition seeking relief under the bankruptcy, arrangement, reorganization or other debtor relief laws of the United States, any state or any other competent jurisdiction; or (D) make a general assignment for the benefit of its creditors; or

          (iv) If (A) a petition is filed against Buyer seeking relief under the bankruptcy, arrangement, reorganization or other debtor relief laws of the United States, any state or any other competent jurisdiction; or (B) a court of competent jurisdiction enters an order, judgment or decree appointing, without the consent of Buyer, a receiver or trustee for Buyer, or for all or any part of Buyer's property, and such petition, order, judgment or decree shall not be discharged or stayed within a period of 60 days after its entry.

                                   ARTICLE VI

                               GENERAL PROVISIONS

     Section 6.1. Commissions.

          (a) Seller and Buyer each hereby represents and warrants to the other that it has not engaged any broker, finder, consultant or any other person or agent who would be entitled to any commission, finder's fee or other compensation in connection with the execution of this Agreement or the consummation of the transaction contemplated hereby, except that David Austin (the "Broker") is providing certain brokerage services.

          (b) Seller is solely responsible for, and agrees to deliver a commission to the Broker pursuant to the terms of a separate written agreement between Seller and Broker. In no event shall the Broker have any claim to all or any part of the commission unless and until the transaction contemplated by this Agreement closes and the Property is conveyed to Buyer.

          (c) The parties agree that, if any person ("Claimant") shall assert a claim to a finder's fee, brokerage commission or other compensation on account of alleged employment as a finder, broker or other consultant or agent in connection with the transaction embodied by this Agreement (including the Broker), the party under whom the Claimant is claiming (i.e., the party who is alleged to have retained or utilized the services of the Claimant) shall indemnify and hold the other party harmless from and against any such claim and all costs, expenses and liabilities incurred in connection with such claim or any action or proceeding brought on such claim, including, but not limited to, attorneys and witness fees and court costs in defending against such claims. This indemnity obligation shall survive the Closing or any termination of this Agreement.

     Section 6.2. Notices. All notices, demands, requests, consents, approvals or other instruments required or permitted to be given pursuant hereto shall be in writing and shall, subject to Section 6.5, be deemed to have been given and received upon (i) receipt, if hand delivered, (ii) transmission, if delivered by facsimile transmission, (iii) the next business day, if delivered by express delivery service or overnight courier service, or (iv) the third business day following the day of deposit of such notice in registered or certified mail, return receipt requested. Notices shall be provided to the addresses (or facsimile numbers, as applicable) specified below:

         If to Seller:               C&C Capital Investment, Inc.
                                     2425 East Camelback Road, Suite 975
                                     Phoenix, Arizona 85016-4215
                                     Telephone:        (602) 224-3731
                                     Facsimile:        (602) 224-5434
         with a copy to:             Mitchell C. Laird
                                     Laird & Hallberg, PC
                                     1300 East Missouri, Suite C-101
                                     Phoenix, Arizona 85014-2361
                                     Telephone:        (602) 277-5751
                                     Facsimile:        (602) 277-4881

         If to Buyer:                Ableauctions.com (Washington), Inc.
                                     31635 36th Avenue S.W.
                                     Federal Way, Washington 98023-2105
                                     Attn: Abdul Ladha
                                     Telephone:        (604) 433-9866
                                     Facsimile:        (604) 432-9866

         with a copy to:             Claudia L. Losie, Barrister & Solicitor
                                     Page Fraser & Associates
                                     1700 - 1185 West Georgia Street
                                     Vancouver, British Columbia, Canada V6E 4E6
                                     Telephone:        (604) 689-9356
                                     Facsimile:        (604) 689-7030

         and with a copy to:         Paul V. Wentworth
                                     2901 North Central Ave., Suite 200
                                     Phoenix, Arizona 85012
                                     Telephone:        (602) 285-5096
                                     Facsimile:        (602) 285-5099

         If to Escrow Agent:         Chicago Title Insurance Company
                                     2415 East Camelback Road, Suite 300
                                     Phoenix, Arizona 85016
                                     Attn: Patti Krisik, Escrow Officer
                                     Telephone:        (602) 667-1041
                                     Facsimile:        (602) 667-1082

Seller or Buyer may at any time change its address for such notices by delivering to the other, as aforesaid, a notice of such change.

     Section 6.3. Further Assurances. Each of the parties hereto undertakes and agrees to execute and deliver such documents, writings and further assurances as may reasonably be required to carry out the intent and purpose of this Agreement.

     Section 6.4. Amendment; Waiver; Entire Agreement. No change or modification of this Agreement shall be valid unless the same is in writing and signed by the parties hereto. No waiver of any of the provisions of this Agreement shall be valid unless in writing and signed by the party against whom it is sought to be enforced. This Agreement contains the entire agreement between the parties relating to the purchase and sale of the Property. All prior negotiations between the parties and any and all letters of intent executed by the parties are merged in this Agreement, and there are no promises, agreements, conditions, undertakings, warranties or representations, oral or written, express or implied, between the parties other than as herein set forth.

     Section 6.5. Dates and Times. Time is of the essence of this Agreement. Unless expressly stated otherwise, all time periods shall be measured in calendar days. If any date set forth in this Agreement for the delivery of any document or notice or the happening of any event (such as, for example, the expiration of the Closing Date) should, under the terms hereof, fall on a weekend or holiday, then such date shall be automatically extended to the next succeeding business day. Deliveries or events occurring subsequent to 5:00 p.m. on a business day in the location of occurrence shall be deemed to have occurred on the next business day (e.g., notices due on a certain date must be received by 5:00 p.m. on such date).

     Section 6.6. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Arizona and venue for bringing any action hereunder shall be Maricopa County, Arizona. Any and all recitals or disclosures required by such laws or necessary thereunder to effectuate the expressed intent of the parties herein are hereby deemed incorporated into this Agreement by this reference; provided that should any such incorporated provision conflict with the express printed provisions hereof, the latter shall in all respects be controlling.

     Section 6.7. Headings. The paragraph headings which appear in some of the Sections of this Agreement are for purposes of convenience and reference and are not in any sense to be construed as modifying the Sections in which they appear.

     Section 6.8. Assignment. Buyer shall be entitled to assign its interest hereunder only to any person or entity controlling; controlled by or under common control with the Buyer, without the prior written consent of Seller. In the event any such assignment is made, any assignee shall assume all obligations imposed on Buyer as if the assignee were the original purchaser named in this Agreement; provided that no such assignment shall release Buyer from liability hereunder unless expressly so agreed in writing by Seller. Any attempted assignment in contravention of this Section shall be null and void.

     Section 6.9. Successors and Assigns. Subject to Section 6.8, this Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.

     Section 6.10. Survivability. All covenants and agreements of the parties, including, but not limited to, all indemnity obligations, which, by the context of this Agreement, are to be performed after or are to survive the termination of this Agreement or the Closing, shall, as the case may be, survive the Closing or the termination of this Agreement.

     Section 6.11. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute only one agreement.

     Section 6.12. Attorneys' Fees. In the event of any action at law or in equity between Seller and Buyer to enforce any of the provisions and/or rights under this Agreement or on account of a breach of any term or provision hereof, the unsuccessful party to such litigation agrees to pay to the prevailing party all costs and expenses, including reasonable attorneys' fees, incurred therein by such prevailing party, including any such costs and expenses incurred in any appeal, and if such prevailing party shall recover judgment in any action or proceeding, such costs, expenses and fees shall be included in and as a part of such judgment. As used herein the term "prevailing party" shall be the party to such litigation which receives, whether by settlement or judgment, substantially the relief prayed for in such litigation. This provision shall survive Closing or any termination of this Agreement.

     Section 6.13. Construction. The terms and provisions of this Agreement represent the results of negotiations between Seller and Buyer, each of which are financially sophisticated parties and each of which has been represented or been given the opportunity to be represented by counsel of its own choosing, and neither of which has acted under any duress or compulsion, whether legal, economic or otherwise. Consequently, the terms and provisions of this Agreement shall be interpreted and construed in accordance with their usual and customary meanings, and Seller and Buyer each hereby waive the application of any rule of law which would otherwise be applicable in connection with the interpretation and construction of this Agreement that ambiguous or conflicting terms or provisions contained in this Agreement shall be interpreted or construed against the party whose attorney prepared the executed Agreement or any earlier draft of the same.

     Section 6.14. Concurrent Purchases and Closings. Buyer has also entered into an Asset Purchase Agreement with Mesler's dated March 20, 2000. The transaction provided for in the Mesler's Purchase Agreement shall close concurrently with the transaction provided for in this Agreement, and this transaction shall not close unless the Mesler's transaction closes concurrently.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

SELLER:                              BUYER:

C&C Capital Investment, Inc.,        Ableauctions.com (Washington), Inc.,
an Arizona corporation               a Washington corporation


By: /s/ Harold Friend                By:  /s/ Abdul Ladha
    ------------------------------        -----------------------------------

Name (Printed):  Harold Friend                     Name (Printed) Abdul Ladha
Title:           President                         Title          President

                            ESCROW AGENT'S ACCEPTANCE

ACCEPTED AND AGREED to this 20th day of March, 2000, which shall be deemed the date of "Opening of Escrow" for the foregoing Agreement, and the Escrow Number assigned to the transaction covered by the foregoing Agreement shall be 2003010.

                                CHICAGO TITLE INSURANCE COMPANY


                                By: /s/ Patti Krisik
                                    -------------------------------------------
                                    Patti Krisik
                                    Escrow Officer